SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                  July 3, 2001
                Date of Report (Date of earliest event reported)

                             ST. JUDE MEDICAL, INC.
                             ----------------------
             (Exact name of registrant as specified in its charter)


    Minnesota                          0-8672                    41-1276891
    ---------                         -------                    ----------
(State or other                     (Commission                 (IRS Employer
jurisdiction of                     File Number)             Identification No.)
incorporation)

    One Lillehei Plaza, St. Paul, MN                    55117
    --------------------------------                    -----
(Address of principal executive offices)              (Zip Code)

                                 (651) 483-2000
                                 --------------
                Registrant's telephone number including area code

                                 Not applicable
                                 --------------
           Former name or former address, if changed since last report


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ITEM 5. OTHER EVENTS

Jury Verdict in Guidant Litigation
----------------------------------
On July 3, 2001, St. Jude Medical, Inc. (the "Company" or "St. Jude") issued a press release announcing the jury's verdict in a lawsuit brought by Guidant Corporation ("Guidant") against the Company and its subsidiaries (see Attachment
A). The jury's verdict in this case has not been entered as a judgement by the judge overseeing the trial pending any post-trial motions filed by the Company or Guidant.

The jury's verdict stated that St. Jude's implantible cardioverter defribrillator ("ICD") products did not infringe Guidant's '288 patent but did state that certain of the Company's ICD products infringed Guidant's '472 patent, which expired on March 4, 2001. The jury awarded damages of $140 million to Guidant. The Company anticipates filing various post-trial motions which would effectively eliminate any damage award on the '472 patent if these motions were ruled upon favorably by the trial judge. The Company will also file alternative post-trial motions seeking to reduce the damage amount. Under these circumstances, the Company is unable to determine the amount of a loss, if any, and consequently will not record any additional liability for this lawsuit in its financial statements.

Since the date of St. Jude's acquisition of Ventritex in May 1997 and the inception of the Company's sales of ICD products, St. Jude has accrued a 3% royalty on its ICD sales under a license it believed it had with Guidant. As a result of the jury's verdict that St. Jude's ICD products do not infringe Guidant's '288 patent, future royalty accruals are no longer necessary. The historical accruals under this license, which total approximately $15 million, will remain on the Company's balance sheet pending future developments in this case.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 ST. JUDE MEDICAL, INC.



Date: July 5, 2001                               By: /s/ John C. Heinmiller
                                                     ---------------------------
                                                     John C. Heinmiller
                                                     Vice President - Finance
                                                     and Chief Financial Officer


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


                                  ATTACHMENT A




Contacts:    Laura Merriam              Peter Gove
             Investor Relations         Media Relations
             (651) 766-3029             (651) 481-7790


                  JURY VERDICT ANNOUNCED IN ST. JUDE MEDICAL -
                             GUIDANT PATENT LAWSUIT

ST. PAUL, MN, July 3, 2001 -- St. Jude Medical, Inc. (NYSE:STJ) announced today that a jury has reached a verdict in a patent lawsuit filed by Guidant Corporation against St. Jude Medical. The case involved two patents related to St. Jude Medical's implantable cardioverter defibrillator (ICD) devices.

The jury found that both patents, known as '288 and '472, were valid. The jury ruled that St. Jude Medical did not infringe the '288 patent. It found that the Company did infringe the '472 patent, but that the infringement was not willful. The '472 patent expired on March 4, 2001. The jury awarded damages of $140 million to Guidant, although Guidant had asked for damages of $313 million.

"We are pleased with the jury's decision on '288 and plan to continue to vigorously defend our position on '472," said Michael J. Coyle, President of St. Jude Medical's Cardiac Rhythm Management Division. "Since we prevailed on the '288 patent, which is the only patent that has not already expired, there is no possibility of an injunction in this case. Therefore, today's decision will have no impact on St. Jude Medical's current ICD revenues or any future ICD product introductions. We continue to strongly believe that the '472 patent is not valid and that we do not infringe it. We plan to promptly present motions to the judge asking him to set aside the jury's verdict on '472 or to reduce the damage award."

The patent infringement case was heard in the United States District Court for the Southern District of Indiana. Judge David Hamilton presided at the trial. Judge Hamilton has set a schedule for post-trial motions, requiring all post-trial briefs to be filed within 10 weeks. No post-trial decision is expected prior to that time.

Guidant Corporation filed the initial lawsuit on November 26, 1996, claiming that St. Jude Medical had infringed four ICD patents controlled by Guidant. Since the initial case was filed, Guidant elected to drop claims involving the '678 patent, which expired May 3, 1998. The court dismissed claims on a second patent, '191, although Guidant has appealed this decision.

Any statements regarding the Company's anticipated success in litigation are forward-looking statements which are subject to risks and uncertainties, such as those described in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 (see pages 4-6). Actual results may differ materially from anticipated results.

St. Jude Medical, Inc. (www.sjm.com) is dedicated to the design, manufacture and distribution of innovative medical devices of the highest quality, offering physicians, patients and payers unmatched clinical performance and demonstrated economic value.


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